# Projected Free Cash Flow Reconciliation

SPIRIT AEROSYSTEMS

## Projected Free Cash Flow [1][2][3]

| | 2024 | 2025 | |
|---|---|---|---|
| | Q4 | Q1 | Q2 |
| Cash From Operations | ~($250) - ($300) | | |
| Capital Expense | ~(190) | | |
| **Free Cash Flow** | ~($450) - ($500) | | |

**Notes:**

1. Includes $16MM of advance repayments to Airbus
2. Assumes Boeing $425MM advance repayment pushed out to 2026 – Company and Boeing are working in good faith to revise repayment dates of $425MM advance to support liquidity impacted by higher levels of inventory and contract assets, lower operational cash flows due to a decrease in expected deliveries to Boeing, higher factory costs to maintain rate readiness
3. Outlook is for illustrative purposes only and is based on a number of assumptions, some of which are beyond the Company's control. Actual results could differ from the Company's expectations and such differences could be material